Forward-Looking Statements

     Statements in this document that are not historical facts are hereby identified as “forward looking statements” for the purpose of the safe harbor provide by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. The Banc Corporation cautions that such “forward looking statements,” wherever they occur in this document or in other statements attributable to The Banc Corporation are necessarily estimates reflecting the best judgment of The Banc Corporation’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements.” Such “forward looking statements” should, therefore, be considered in light of various important factors set forth from time to time in The Banc Corporation’s reports and registration statements filed with the SEC.

     The Banc Corporation disclaims any intent or obligation to update “forward looking statements.”

Company History

A history of strong, entrepreneurial growth.

In less than four years, The Banc Corporation has become one of the most dynamic financial holding companies in the country. With the combination of substantial internal growth and a well-devised acquisition strategy, The Banc Corporation is poised for exciting financial results in the coming years.

The Banc Corporation began in the fall of 1997 when its founder, James A. Taylor, read an article in the Birmingham News about the auction of the John A. Hand Building, a historical 21-story building built in 1912. The building is the original home of First National Bank of Birmingham, now known as AmSouth. Within 63 days, Mr. Taylor purchased the 155,000 square foot building, which would become the base for the growth of The Banc Corporation. During the same time, Mr. Taylor and a group of 26 investors also acquired individual interests in Warrior Capital Corporation, the bank holding company for Warrior Savings Bank, a $67 million bank with three branches in northern Jefferson County. In March of 1998, Warrior Savings Bank became The Bank and opened its doors in Birmingham on July 1, 1998, with record-setting opening day deposits of $26.2 million. Since that time, the Birmingham branch alone has grown to over $200 million in assets. The company also opened a de novo branch in Decatur, Alabama in September, 1998.

The fall of 1998 marked the beginning of an exciting period of acquisitions of community banks and bank holding companies in Alabama. This included the purchase of four different bank groups with a total of over $250 million in assets between October and November of 1998.

In December of 1998, the Corporation completed its initial public offering of common stock and sold 1,150,000 shares in an underwritten offering. With this infusion of capital, The Banc Corporation entered the very dynamic Florida panhandle market when it acquired 3-year old Emerald Coast Bancshares in February of 1999. This acquisition added four locations along the Gulf Coast and over $100 million in assets. The Emerald Coast Bank franchise has grown to over $175 million in assets and will be opening three new branches in the fall of 2001.

In June of 1999, The Banc Corporation added the northern panhandle of Florida to its portfolio when it acquired C&L Bank with over $100 million in assets and excellent earnings in Bristol, Blountstown and Altha, Florida. C&L Bank has grown to over $125 million in assets and continues to be a strong income producer.

The Banc Corporation moved further north in Alabama, adding the Huntsville and Madison markets in July 1999 when it acquired BankersTrust of Alabama, Inc., which gave the Company a headstart in the rapidly growing, high-tech Huntsville, Alabama market. Assets in these two markets, along with Decatur, now total approximately $90 million.

The Company opened a de novo branch in Andalusia, Alabama while simultaneously acquiring three additional branches in adjacent markets from a subsidiary of Synovus Financial in the fall of 1999. The Andalusia branch, coupled with the $21 million base established from the branch acquisitions, has seen its assets grow to approximately $60 million as of June 30, 2001.

The Banc Corporation then turned its focus to internal growth and integration of its acquired institutions. Although The Banc Corporation provides centralized guidance with respect to policies, procedures and credit quality, each of The Bank’s Presidents is vested with a tremendous amount of autonomy and day-to-day discretion. That strategy continues to pay important dividends with June 30, 2001, assets totaling $1.2 billion, with $325 million of that coming from internal growth during the past 18 months.

In March of 2000, The Banc Corporation became a financial holding company, which is a designation awarded only to applying entities that are both well-managed and well-capitalized under federal regulatory guidelines. This new status allows The Banc Corporation to enter other lines of business including insurance and securities.

In June of 2000, Emerald Coast Bank and C&L Bank were merged into The Bank, which provided additional operational synergies. Those entities continue to operate under their trade names, but are actually branches of The Bank. In 2001, The Corporation consolidated the computer operations of all its banks. For the first time since its inception, all of The Bank’s customers are on the same system, which allows them to conduct business at any of its current 29 branch locations in both states.

In August of 2001, The Banc Corporation announced the proposed acquisition of CF Bancshares, Inc. of Port St. Joe, Florida. The acquisition is expected to be complete before year-end. Citizens Federal Savings Bank has approximately $105 million in assets with offices in Port St. Joe, Apalachicola, Mexico Beach and construction will begin soon on an office in Carrabelle, Florida. Upon completion of the merger, The Banc Corporation will grow to 36 branches and $1.3 billion in assets. Fourteen of the branches and $400 million in assets will be based in the panhandle of Florida, alone.

Organization, Consolidation
and Integration

All together now: How to turn eight independent banks into one powerful financial services company.

The Banc Corporation has leveraged the organization through the consolidation of its eight independent banks into one bank serving over 45,000 customers from 29 offices in Alabama and Florida.

We are committed to maintaining autonomy in our local offices, which adds value to our customers by providing true local decision-making. By centralizing much of the operations, policies and procedural activities under one umbrella, The Bank is better able to manage deposit gathering and pricing. This also contributes to more efficient cost controls and consistency throughout the organization.

Centralization of these “back room” operations also yields several other positive results for The Bank, including:

•	Better coordination and control of the introduction and marketing of new products and services

•	Improved risk management, including credit administration, loan review, auditing and asset/liability management

•	An integrated sales and service culture throughout the organization

•	The coordination of product development and management including loans, deposits, commercial cash management and Internet Banking

•	The capability to use marketing tools such as a marketing database (MCIF), direct mail, web site and special events to promote educational and social functions

Not surprisingly, centralization of these functions allows individual offices to focus on improving sales and service to our customers, supported by new goals and incentive plans for our servicing officers. The result is increased calling efforts, better communication between customers and bank management and most lending decisions being made at the local level.

All of this, coupled with a strong, energetic and experienced leadership team positions The Banc Corporation for continued growth and expansion in the months and years ahead.

Bank Leadership

A strong team for the future.

THE BANC CORPORATION

James A. Taylor

Chairman of the Board and Chief Executive Officer
Mr. Taylor, who founded The Banc Corporation in 1997, began his banking career in 1981 when he and a group of investors acquired the First National Bank of Ashland, Alabama with total assets of $17 million. He acquired several banks over the next few years, ultimately combining them into one holding company in 1986 known as Alabama National BanCorporation. Alabama National BanCorporation (Nasdaq: ALAB) is a publicly traded bank holding company with over $2.6 billion in assets, based in Birmingham, Alabama. Mr. Taylor served as Chairman and Chief Executive Officer of Alabama National until his retirement in 1996.

James A. Taylor, Jr.
President and Chief Operating Officer

Mr. Taylor served as Executive Vice President and General Counsel for The Banc Corporation from April, 1998, until his appointment as President and Chief Operating Officer in September, 2000. Prior to this, he served as Vice President Legal Services for MedPartners, Inc. and from July, 1994 until December, 1996, served as outside general counsel to Alabama National BanCorporation. Mr. Taylor’s banking experience began in 1981 with various subsidiaries of Alabama National BanCorporation.

David R. Carter

Executive Vice President and Chief Financial Officer
With over 25 years in banking experience, Mr. Carter is a graduate of Millsaps College in Jackson, Mississippi. He has been Executive Vice President and Chief Financial Officer of The Banc Corporation since its merger with Warrior Capital Corporation on September 24, 1998. He was the Chief Financial Officer for Trustmark Bank (Jackson, MS), and most recently served as Chief Financial Officer for Warrior Capital Corporation. Mr. Carter is a Certified Public Accountant.

F. Hampton McFadden, Jr.

Executive Vice President/General Counsel
Mr. McFadden joined The Banc Corporation in January, 2001, as Executive Vice President/General Counsel. Prior to this, he was in the private practice of law with the firm of Haskell, Slaughter, Young & Rediker, LLC. A graduate of Amherst College, he received his Juris Doctorate from Vanderbilt University. He has over 12 years experience in the legal field, and is admitted to practice before the Alabama Supreme Court, U.S. District Courts for the Northern, Middle, and Southern Districts of Alabama, the U.S. Court of Appeals for the 11th Circuit and the U.S. Supreme Court.

THE BANK (principal subsidiary)

Don J. Giardina

President and Chief Executive Officer—The Bank
With over 21 years experience in banking, Don joined The Bank as President in July, 2000, and was named Chief Executive Officer in August, 2001. A graduate of the University of Alabama, he served in the United States Army as a Finance Officer and is a Certified Public Accountant. He most recently held the position of President and CEO of Colonial Bank, Birmingham, Alabama.

John S. Meriwether, Jr.

Executive Vice President and Chief Credit Officer—The Bank
With over 23 years of banking experience, Mr. Meriwether joined The Bank in 1998, as the company’s Chief Credit Officer. He is responsible for guiding the development of loan policy, credit training and managing loan portfolio risk. Mr. Meriwether received both his undergraduate and graduate degrees from the University of Alabama, and has been involved with loans and the lending process throughout his entire banking career. Prior to coming to The Bank, he was employed with AmSouth Bank in Birmingham as Senior Vice President in Credit Administration/Real Estate Lending.

Geographic Expansion
and Target Markets

Growth markets with targeted banking strategies.

Huntsville, Birmingham and the Emerald Coast. There may be no other region of the country where three markets in such close proximity are experiencing such a strong economic surge. That is why it should come as no surprise that in its relatively short history, The Banc Corporation is enjoying remarkable success.

Through a carefully designed strategy of acquisitions and internal growth, The Bank is applying its parent company’s entrepreneurial philosophy to a dual track: focusing on owner-managed businesses that are seeking a higher level of service, and targeting largely under-served retail customers in community markets with a strong local bank presence.

As a part of this strategy, The Banc Corporation will be adding three new locations to the Emerald Coast Bank market (one in Santa Rosa Beach, one in Destin and one in Panama City), in addition to the four branches that will be added through the Citizens Federal Savings Bank acquisition. The addition will create a strong bank presence in this thriving market. The new branches and acquisitions to-date will bring the total number of bank offices to 36 between Alabama and Florida (22 in Alabama; 14 in Florida). Meanwhile, the Corporation continues to look for branching opportunities in the Birmingham and Huntsville areas, with new branch openings projected in each market in late 2002.

In commercial banking, The Bank is gaining an excellent customer base of companies in the up to $50 million-in-sales range. With a combination of experienced calling officers who are empowered to make decisions locally, coupled with a quick turnaround time and personalized service, The Bank’s business banking segment is experiencing excellent growth. At the same time, The Bank’s strong capital base allows us to loan almost $19 million to a single borrower to support the needs of worthy businesses and individuals.

In all of our markets, we emphasize our true community banking spirit where customers are greeted by name and accorded a level of service that is second to none. Our banks are also actively involved in community sponsorships which has helped foster strong, positive relations with citizens and local business leaders.

The result is a carefully controlled, yet aggressive expansion program that is exciting to investors and customers alike.

Financial Snapshot

THE BANC CORPORATION (NasdaqNMS: TBNC)
Birmingham, Alabama/Commercial Banking
As of June 30, 2001 — unaudited

Market Capitalization:	$100 million	Shareholders’ Equity:	$77.8 million

Shares Outstanding:	14.2 million	Avg. Daily Volume (Shares):	13,100

Insider %:	32%	Book Value:	$5.46

Institutional %:	1%	ROAE (6/30/01):	7.9%

Assets:	$1.2 billion

Loans:	$912.1 million

Deposits:	$910.3 million

Loan/Deposit Ratio:	100.2%

Earnings (Loss) Per Share (Fiscal Year Ended December 31)

Year	1Q	2Q	3Q		4Q		FY		P/E	ROAA		ROAE		Efficiency
									Ratio					Ratio
1998	$0.08	$0.06	$(0.07)		$(0.05)		$0.02		NM	0.05%		0.51%		83%

1999	$0.06	$0.04	$0.05		$0.05		$0.20		35.0X	0.41%		4.33%		81%

2000	$0.06	$0.08	$0.10		$0.06		$0.30		23.3X	0.48%		6.03%		75%

2001	$0.11	$0.10	$0.11	E	$0.13	E	$0.45	E	15.6XE	0.60	%E	8.00	%E	73	%E

The Banc Corporation recently received $16 million in proceeds from a pooled trust preferred offering co-managed by Sandler O’Neill & Partners, L.P. and SalomonSmithBarney. The $16 million was part of a pool that was distributed on July 16, 2001. Also, on September 7, 2000, the Corporation received $15 million from a pooled trust offering co-managed by First Tennessee Capital Markets and Keefe, Bryuette, and Woods.

The Banc Corporation has used a portion of the proceeds to retire all of its outstanding indebtedness under its line of credit and intends to use the balance of the proceeds as additional capital injections into its principal subsidiary, The Bank, and for other general purposes. The proceeds will qualify as Tier I capital for regulatory purposes and support The Bank’s and The Banc Corporation’s internal growth projections for the near future.

	Selected Financials
	(In thousands, except per share data)

	June 30,		December 31,

	2001	2000	2000	1999

Selected Statement of Financial Condition Data:

Total assets	$1,155,374	$908,105	$1,029,215	$827,427

Loans, net of unearned income	912,114	713,922	808,145	632,777

Investment securities	74,329	79,118	95,715	70,916

Deposits	910,343	742,930	827,304	682,517

Stockholders’ Equity	77,751	71,037	74,875	68,848

Selected Statement of Income Data:

Interest income	45,608	34,566	75,035	55,557

Interest expense	25,640	17,504	39,921	26,749

Net interest income	19,968	17,062	35,114	28,808

Provision for loan losses	1,630	1,597	4,961	2,850

Noninterest income	4,453	3,524	7,822	6,164

Merger related costs	–	–	–	744

Other noninterest expense	17,862	16,126	32,118	27,938

Distributions on trust preferred securities	795		504	–

Income before income taxes	4,134	2,863	5,353	3,440

Income tax expense	1,160	767	996	520

Net income	$2,974	$2,096	$4,357	$2,920

Per Share Data:

Net income — basic and diluted	$0.21	$0.14	$0.30	$0.20

Book value at period end	5.46	4.94	5.22	4.79

Tangible book value at period end	5.01	4.46	4.76	4.28

Performance Ratios:

Return on average assets	0.54%	0.49%	0.48%	0.41%

Return on average equity	7.87	6.12	6.03	4.33

Net interest margin	4.02	4.54	4.36	4.55

Efficiency ratio	73.14	77.61	74.80	80.91

Assets Quality Ratios:

Allowance for loan losses to nonperforming loans	130.98%	129.85%	90.85%	216.22%

Allowance for loan losses to loans, net of unearned income	1.04	1.25	1.11	1.27

Nonperforming loans to loans, net of unearned income	0.80	0.96	1.22	0.59

Net charge-offs to average loans	0.25	0.22	0.57	0.90

Capital Ratios:

Leverage capital ratio	7.61	7.64	8.47	7.74

Tier-1 risk-based capital ratio	9.36	9.15	10.26	9.41

Total risk-based capital ratio	10.39	10.38	11.36	10.61

Net income for the second quarter 2001 reached record levels of $1.4 million or $.10 per share on both a basic and diluted basis, an increase of 25% from second quarter 2000. For the first half of 2001, net income totaled $3.0 million or $.21 per share on both a basic and diluted basis, an increase of 42% from first half of 2000.

Total assets on June 30, 2001 were $1.16 billion, an increase of 12.2% from $1.03 billion at December 31, 2000. Loans and deposits during the same period increased 12.8% to $912.1 million and 10.0% to $910.3 million, respectively. Total stockholders’ equity at June 30, 2001 totaled $77.8 million.